Exhibit 99.1

Operator: Welcome to CPI Aero’s 2014 Third Quarter Results Conference Call. With us today are Mr. Douglas McCrosson, President and Chief Executive Officer; and Mr. Vincent Palazzolo, Chief Financial Officer.

After management’s prepared remarks, there will be a question-and-answer session. As a reminder, this conference call will contain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results.

Included in these risks are the government’s ability to terminate their contracts with the company at any time, the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government’s right to suspend or bar the company from doing business with them, as well as competition in the bidding process for both the government and subcontracting contracts. Subcontracting customers also have the ability to terminate their contracts with the company if it fails to meet the requirements of those contracts, or if their customer reduces or modifies its contracts to them due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. Additional information concerning these and other risks can be found in filings with the SEC.

Now, I will transfer the call to Mr. Douglas McCrosson, CPI Aero’s President and Chief Executive Officer.

Douglas J. McCrosson, President, Chief Executive Officer & Director

Good morning. Thank you. And thank you all for joining us for our 2014 third quarter results conference call. If you need a copy of the press release issued this morning, please contact Lena Cati of The Equity Group at (212) 836-9611, and she will fax or email a copy to you. Also, if you would like to listen to this call again, you can hear a replay on our website’s Investor Relations section in about an hour at www.cpiaero.com.

Before I turn the call over to Vince, who will discuss the details of our third quarter results, I would like to start this call by commenting on yesterday’s new contract announcement. CPI Aero received a multi-year contract worth approximately $86.1 million from Northrop Grumman Corporation for Outer Wing Panel kits. The kits are for use in the manufacture of complete wings for the E-2D Advanced Hawkeye and the C-2A Greyhound aircraft. This contract includes approximately $63.6 million in new funded backlog, and approximately $22.5 million in requirements that were released to CPI Aero in 2013.

CPI Aero has produced Outer Wing Panel kits for the E-2D Advanced Hawkeye and the C-2A Greyhound aircraft, which share a common wing design since June 2008. Securing a long-term defense contract in this budgetary environment requires exceptional program execution, superior product quality, and the ability to provide the best value to your customer. We are proud to be able to continue into the next decade as a key member of team Hawkeye, alongside such great companies as Lockheed Martin, Rolls-Royce, BAE Systems and L-3 Communications.

I will now hand the call over to Vince Palazzolo, our CFO, to discuss our recent financial results and our expectations for 2015. Then I will comment on the current business environment, backlog and contract awards and new growth opportunities going forward. I’ll then open the call to questions. Vince?

Vincent Palazzolo, Chief Financial Officer

Thank you, Doug. As announced earlier this morning, during the third quarter of 2014, we saw the impact of our growing commercial business on our top and bottom lines. Our revenue increased by 4% to $21.5 million, compared to $20.7 million for the same period in 2013 mainly due to the increased production activity for our newer business jet programs, especially our Cessna Citation X+ wing spars program with Textron Aviation and our Phenom 300 engine inlet assembly program with Embraer.

During the third quarter of 2014, for the first time in more than 15 years, commercial platforms accounted for more revenue than our defense platforms. While a single quarter does not constitute a trend, it does indicate strength in demand from our commercial aerospace customers.

On a full year adjusted basis, we expect the commercial revenue to be more than 40% of our total revenue. Gross margin for the quarter was 20.8% and was at the high end of our expected range for the year. Gross margin for our existing programs, excluding A-10 Wing Replacement Program, is expected to expand over the coming quarters due to increased output.

Our SG&A expenses for the 2014 third quarter, as compared to the 2013 third quarter, increased by approximately $292,000. This increase was primarily due to a change in the vesting of stock option grants to our Board of Directors, and also due to higher consulting, legal, and also accounting expenses.

Despite these increases, cost reduction initiatives across our administrative functions have enabled us to keep the SG&A rate down to under 9% of revenue for the nine-month period ended September 30, 2014. We are proud to report that we have substantially improved our operating efficiencies and our current overhead in SG&A rates are at historically low levels.

Pre-tax income for the third quarter was $2.6 million and net income was $1.7 million or $0.20 per diluted share. During the third quarter, we generated approximately $1.76 million of cash flow from operations.

Moving on to our expectations for 2015. As per the earnings release issued this morning, we have revised our guidance for 2015 to reflect Generally Accepted Accounting Principles. The charge for the change in estimate on the A-10 program was expensed in the second quarter of 2014, and this program will not affect the bottom line in 2015. GAAP results in 2015, however, will include revenue and cost associated with the A-10 program.

Of note, our previous guidance discounted the contribution of the A-10 program to revenue and cost for 2015. As a result, we are increasing our top line guidance for the year and we now expect to generate revenue in the range of $92 million to $102 million. This compares to our previous revenue guidance of $90.5 million to $94 million.

While we expect the production and delivery for the A-10 program will end at some point in 2015, timing remains uncertain, plus the longer this program continues the higher revenue generated but the lower the gross profit margin. Thus, we have reduced our gross profit margin forecast for 2015 as compared to the previous projected range as we will be booking the A-10 program revenue at zero margin.

Therefore, for the full year 2015, we now expect gross profit margin to be in the range of 19% to 21% revised from 22% to 23.5%. Net income is expected to be in the range of $7.2 million to $8 million.

Finally, as a result of the A-10 program charge, we expect the positive cash flow impact of between $13 million and $15 million in 2015 through the recovery of previously paid income taxes and the use of tax loss carryforwards. This is in addition to any positive cash flow from operations in 2015.

Now, I will hand the call over to Doug who will comment on the backlog, contract awards, current business environment and new growth opportunities going forward. We will then open the call to questions. Doug?

Douglas J. McCrosson, President, Chief Executive Officer & Director

Thank you, Vince. From the beginning of the current fiscal year through September 30, 2014, we received $87.8 million in new awards, an increase of approximately 5.7%, over the first nine months of 2013. The 2014 results include $65.1 million in new defense contracts, an increase of approximately $2.4 million or 3.7% over the same period in 2013.

The multi-year contracts for the E-2/C-2 Outer Wing Panel kits, accounted for nearly all of the defense business booked so far this year. However, we are in negotiations with Bell and Northrop Grumman for additional order releases for AH-1Z assemblies and pod assemblies, respectively, that may yet be finalized in 2014.

We are seeing strong demand from our business jet customers with $22.7 million in new commercial contracts for the nine-month period ended September 30, 2014. This represents an increase of $2.3 million or 11.3% from the same period in 2013. At September 30, 2014, nearly all of our total backlog is for work we perform under several long-term contracts obtained by the company since 2008.

Our five largest aircraft platforms representing close to 80% of our total backlog are the E-2D, the HondaJet, the Black Hawk, the Phenom 300 and the Gulfstream G650. Total backlog as of September 30, 2014, was $372.8 million with 43% for commercial products.

Funded backlog increased to a record level of $141.4 million, which was $30 million higher than the funded backlog at 2013 year end. This amount includes $63.6 million in funded backlog related to the multi-year contract we received from Northrop Grumman for Outer Wing Panel kits. This new contract is particularly important to us as we are operating in an era of uncertain defense spending, thus we expect this new award to anchor our defense business for years to come. An unfunded backlog was $231.4 million with 63% related to our long-term commercial aerospace program.

Our bid pipeline for both the defense and commercial markets remains significant as we continue to pursue Tier 1 opportunities with defense and commercial OEMs where our reputation for quality, performance, cost and world-class customer service differentiates CPI Aero from our competitors. Nearly 60% of our bid pipeline is targeted at the Tier 1 level.

About 52% of the value of our open bids is for defense programs, a market which will continue to be an important part of our business. We are seeking new opportunities from existing and potential customers within those segments. Additionally, we are seeing significant opportunities as a prime contractor for the government. Currently, 20% of our bid pipeline is for prime contracts for the U.S. government. Not since the mid-2000s when we were one of DoD’s leading small business prime contractors of structure have we seen government RFPs with this much potential. We are confident that our past performance as a prime contractor will place us in a good competitive position to be successful in these pursuits.

Approximately 48% of our current bid pipeline consists of high value proposal in the commercial aerospace markets, both for business jets and large commercial airliners. We have invested a lot of time and effort in building our Tier-1 reputation within the business jet market, a market that is showing every sign of the start of a long-term recovery.

In that regard, I recently attended the NBAA Show in Orlando, which is the world’s most important business aviation event. It was reassuring to me to see the lines of people waiting to view the HondaJet, Phenom 300, Gulfstream G650, and Citation X+. I’m confident that this market will continue to be a major source of our growth in the years to come.

We also had bids for Teir 2 work for large commercial airliners. Although we hope to report a win from these proposals in the months ahead, we do not expect large commercial airliner contracts to be a meaningful part of our 2015 revenues. We currently project less than 1% of 2015 revenue to be generated by a potential win for a large commercial aircraft.

Historically, we have discussed our business solely by breaking it down to two market segments, defense and commercial. Our transition over a short period of time from a purely defense contractor to a company that derives 40% of its revenue from commercial products is well-documented, an accomplishment we are certainly proud of. But I no longer think this tells the whole story of CPI Aero.

A more significant transition in my opinion is occurring that holds more potential to increase the value of the corporation over time. The investments we have made to date, in bringing in the right people, developing our infrastructure, broadening our skill set and increasing our capability has moved our business out of the commodity aerostructures model. We have grown to become a higher value-added enterprise, capable of manufacturing complex aerospace systems and providing fully integrated supply chain management services.

We have also added maintenance repair and overhaul services to capitalize, not only on spares opportunities for the commercial products we manufacture at CPI, but also to generate new sources of defense revenue.

Quite simply, this capability set us apart from other similarly sized competitors and allows us to provide a technically superior, competitively priced solution for our customers. To emphasize this point, we’re projecting that 35% of our business in 2014 and 55% of our 2014 military business is in areas outside of traditional aerostructures and we expect that percentage to continue to grow over time.

On the commercial side, most of our revenue is for aerostructures, but our concentration is within the high value primary flight structure such as wing components, engine inlets and fuselage components. Again, we intend to compete at the Tier 1 level within the business and regional jet markets. And we are well-positioned, technically and financially, to be successful in these markets.

The structured supply chain for the Boeing Airbus duopoly will be dominated by just a handful of super Tier 1 manufacturers. CPI Aero’s best point of entry into the large commercial airliner market is through these super Tier 1s, and we are in several discussions presently for Tier 2 work on the 787 among others. The outcome of these discussions is never certain, but we strongly believe that we have put ourselves in the best possible position for success.

In that regard, we believe that it is vital to our future to continue to make investments to improve our capabilities, increase output, improve quality, and lower production cost. We expect delivery of our first automatic drilling and riveting machine later this month, and we were very likely to add at least another machine during 2015. We expect this new capability to be operational on production assemblies during the first quarter of 2015.

Our 2015 margin guidance does not include the efficiency gains expected from the automation. If our actual performance meets the projected labor savings, then we could see an upside to our 2015 gross margin forecast and further improvements to margin after 2015.

Before the opening the line to questions, I would like to note that we will continue to share our message with our existing shareholders and potential investors. We currently are scheduled to present at the D.A. Davidson & Company’s Aerospace and Industrials Conference on December 11 in Boston, and the Noble Financial’s Annual Conference being held January 19 through the 21st in Florida.

Additionally, our 2014 Investor Day will be held on November 24 at the New York Stock Exchange. We have a great event planned and we hope to see many of you there. The agenda includes a series of presentations from senior executives, as well as from our leaders of business development, program management and manufacturing. Also we are excited to have two distinguished guest speakers. Greg Hamilton, President of Aviation Week and the Aviation Market Leader for Penton Media will discuss opportunities and challenges for the supply chain in both defense and commercial aerospace markets. And Bart LaGrone, Vice President E-2/C-2 for Northrop Grumman will provide updates on the E-2D Advanced Hawkeye, our largest defense program.

Investors interested to attend the event should contact our IR representative Lena Cati of The Equity Group at (212) 836-9611.

This concludes our prepared remarks. At this point, I would like to open the floor to questions. Manny, can you allow callers to place questions now.

QUESTION AND ANSWER SECTION

Operator: Certainly. Ladies and gentlemen, we will now be conducting a question-and-answer session. [Operator Instructions] Our first question is from Mark Jordan of Noble Financial. Please go ahead.

<Q – Mark Jordan – Noble Financial Capital Markets>: Good morning, gentlemen.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Good morning, Mark.

<Q – Mark Jordan – Noble Financial Capital Markets>: Question on your guidance for revenues in the range for 2015. While you added back the A-10 revenues which I think you stated previously for 2015 should have been less than $3 million. You increased that range $5 million at the high end. Is that a function of the potential for initial revenues of new business? And if that were to occur, would that new business therefore have a start-up cost that would be on an incremental basis depressing the gross margin fourth period?

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: No. The change in the guidance range is just a function of trying to play out when exactly the program is going to cancel. If it cancels in June, it will get you a different result than if it cancels in September. So, all we’re really doing would be giving you a larger range so that you can anticipate a higher revenue, but the margin percentage will decline in line with whatever the revenue dollars increase. So that the gross margin dollars come out to be the same. That might have been a little bit circular.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: To go back to the earlier, if you recall, the earlier guidance of previous statements about $3 million, that was before we had to basically reverse the revenue from the prior years. There’s more revenue remaining on that contract now because of the way it was accounted for in the second quarter.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. You mentioned that you had 20% of your bids outstanding were for U.S. government prime. What is that mix of bids? Or is the A-5 parts business coming back? Could you say where those bids are targeted?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: I think you meant the C-5, Mark?

<Q – Mark Jordan – Noble Financial Capital Markets>: Yes. Excuse me, C-5.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: We’re seeing a couple of major opportunities as a prime contractor. These are for what I’ll describe as a new way that the government and particularly the depots are doing business. These are very similar contracts to our E-2D Outer Wing Panel kits programs, where we would actually – the potential winner or the winner would actually be like a, I’ll say, a logistic supply chain, a value-added supply chain manager for the government on some of these aircraft. One aircraft is the T-38 and the other aircraft is the F-16.

So these are major programs. The outcome of which is certainly uncertain, but it’s expected to be probably in the next, say, 90 days for these two big opportunities. We are still seeing a little bit of C-5 activity, not a lot of kind of in an ironic way, we’re seeing some opportunities on A-10 spares now, which kind of brings me to the point of why are we getting A-10 spares when we’re predicting the wing program will end.

There’s a distinction to be made between keeping the aircraft flying for a period of some time as we transition to the F-35 or other platforms that can do the close air support role. And our wing replacement program, which is essentially to provide a new wing for the structure that will keep this aircraft flying through 2030 and beyond. So, we are seeing and we have actually bid some multimillion dollar bids to Boeing for spares on this A-10 that are related to the A-10. So that is also part of the mix.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Final question for me, you alluded to the fact that you’re bidding on 787 business. You did say in your model, you have less than 1% revenue assumed on wide body large commercial aircraft. If you are successful in fiscal 2016 or 2017, what revenue level could that platform represent?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: That’s really hard to say, Mark. It’s not – because it’s a multitude of different bids for that particular aircraft, and I assume you’re limiting the questions to the 787?

<Q – Mark Jordan – Noble Financial Capital Markets>: Right. Or I guess, probably that class of aircraft of large wide body commercial?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Without being kind of cute, there are really no small contract awards on those airplanes. Even if we were to win, I’ll describe as a smaller assembly of the type that we’re bidding, you’re looking at $4 million, $5 million a year. If we win more complex, you’re talking $10 million to $12 million a year. These are the opportunities that we’re going for with these, I describe as a super Tier 1. There are significant opportunities relative to our size for sure.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Thank you very much.

Operator: Thank you. The next question is from Mike Crawford of B. Riley & Company. Please go ahead.

<Q – Mike Crawford – B. Riley & Co. LLC>: Thank you.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Hi, Mike.

<Q – Mike Crawford – B. Riley & Co. LLC>: Continuing with the large commercial aircraft, why do you think the best entry is through Airbus or Boeing and not Embraer?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Well, the Embraer right now, most of their structure particularly on their new E-2 next-generation, have already been awarded to the likes of Triumph Group and others. The trend these days, and I think it will happen over the next three years to five years is that the amount of risk sharing, the complexity of the structure, the magnitude of the work scope is really going to favor the multi-billion dollar companies like Triumph, Spirit and others in Europe and in Asia. So, the types of opportunities that we feel that we’re going to be best suited for both from a management standpoint and a risk management standpoint, and capacity and space is through the Tier 1s. And as I just alluded to with Mark, these are not insubstantial efforts for CPI. And I think they will provide meaningful growth well into the future as a result with a, I’ll say a lower risk, than going directly as a Tier 1 to some of the bigger companies like Boeing and Airbus.

<Q – Mike Crawford – B. Riley & Co. LLC>: Okay. Thanks, Doug. And then just on the capital improvement front, you’re talking about these new drilling and riveting machine, your annual CapEx is I believe will remain sub $1 million. But what would be potential labor savings if this capability achieves what you think you can do where you reference that, that’s not reflected in the guidance in 2015 or...?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Correct. I’ll give you a quick one. We plan to do a – there’ll be a presentation on our technology investments at the Investor Day on the 24th. But to give you an example, and again it depends on the assembly being made. But in one particular example where we ran an area on our Embraer program for certain sub-assemblies within our Embraer inlet, we’re seeing time reductions probably around the 50% to 60% reduction in direct touch labor times.

So we’ve modeled this one piece of equipment at under an 18-month payback, based on labor savings. So it’s quite a significant improvement over the current manufacturing process. And that’s a preview for the November 24. In addition to the drilling and riveting, we’re looking at all of our high, what I’ll say, our high touch labor content processes, particularly painting, finishing and we do a fair amount of polishing as well. And we’re looking at robotic features and automated technologies for those as well.

The idea is we have had a direct coupling between workforce, head count and even facility square footage with our revenue growth. The idea in the future is to decouple that, so our revenue can grow and our body count and our fixed cost can stay lower. So, that’s kind of the message and you’ll hear more about that on the 24th.

<Q – Mike Crawford – B. Riley & Co. LLC>: Okay. Thank you. And then as the A-10 program, well, when it ends whether it’s June or September, are you already able to start transitioning some of that floor space to other programs or does that have to occur, is it like more of a hard stop and then a switch?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Some of the things that we’re bidding on have an award cycle that would allow us to transition those new awards into that space. That’s a fancy way I guess of saying, if we win some of the things that we’re bidding on over the next 90 days, that should be a fairly smooth transition. And some of these programs will occupy the same, if not more floor space than the A-10 does presently. But if that were not the case, if we see delays in award for a loss of these bid opportunities, then there would actually be some open floor space for a period of time, which would probably affect 2016 not 2015.

<Q – Mike Crawford – B. Riley & Co. LLC>: Okay. Thank you. And then last question relates to adding capacity. In the past, you’ve alluded to the fact that there might be some kind of a tuck-ins available that might give you a new capability or more space or equipment to help foster more growth and ability to service more platforms. Is that something we’re likely to see in the coming year or is that moved further back on any burner?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: I think the near-term focus on our investment activity is certainly to allow internal growth and to allow our cost structure to be at the right level, where we can win these larger commercial opportunities. That said, we plan over the – and again, will be outlined at the Investor Day, is we plan to move aggressively to grow the top line and bottom line and improve the cash flow of the company by every means available and our investment in capital equipment and machinery is just one prong of that. So we’re open to grow this business. We understand that it’s a competitive market for shareholders as well as for customers, and we intend to make the right investments to make sure that we’re doing better than the average aerospace company out there.

<Q – Mike Crawford – B. Riley & Co. LLC>: Okay. Thank you. And just a final question, maybe for Vince. On this $15 million in recovery of previously paid taxes, that just would show up below the operating line on the GAAP income statement?

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: The credit to the income statement was actually booked in the second quarter of this year. There was a credit in the second quarter income statement in the tax line. It’s actually sitting now as receivable in the balance sheet, the recoverable and deferred income taxes, which is a combination of the carryback claim which is recoverable, and then NOL carryforward, which is the deferred going forward. So, it’s already sitting in the balance sheet.

<Q – Mike Crawford – B. Riley & Co. LLC>: Okay. I got it. Thank you.

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: Ok.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Thank you, Mike.

Operator: Thank you. The next question is from Michael Potter of Monarch Capital Group. Please go ahead.

<Q – Mike Potter – Monarch Capital Group LLC>: Hi, guys.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Hi, Mike.

<Q – Mike Potter – Monarch Capital Group LLC>: How you’re doing? Just a couple quick questions. Vince, what was the EBITDA for the quarter for 2014 and for the third quarter of 2013? Adjusted EBITDA?

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: For the third quarter, the EBITDA was about $3.2 million.

<Q – Mike Potter – Monarch Capital Group LLC>: $3.2 million?

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: Yeah. For, and was $3.3 million the year before.

<Q – Mike Potter – Monarch Capital Group LLC>: Okay. And that’s on an adjusted basis adding back stock options?

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: Correct.

<Q – Mike Potter – Monarch Capital Group LLC>: Okay. And what’s the EBITDA guidance for 2015?

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: It’s a big number. As of yet, it ranged the last quarter higher than whatever the adjusted EBITDA is for this quarter – sorry, for this year. Well, we haven’t got to the end of the year yet, but bigger in the lower $11 million range.

<Q – Mike Potter – Monarch Capital Group LLC>: So $11 million plus for adjusted EBITDA for 2015?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: 2014.

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: 2014

<Q – Mike Potter – Monarch Capital Group LLC>: 2014, I’m sorry.

<A – Vince Palazzolo – CPI Aerostructures, Inc.>: 20% to 25% higher than that for 2015.

<Q – Mike Potter – Monarch Capital Group LLC>: Okay. Doug, can you walk us through perhaps some of the open – how our pipeline currently looks and perhaps some of the open bids that are outstanding that may be able to move the needle for the company further and add to what has been so far a very strong award year?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: [ph] Talking about the commercial awards are with some business opportunities that I would like not to identify, these are significant pieces of our Tier 1 level work statement for I’ll say make – what I’d describe is major pieces of aircraft structure. These are not like door or even in-flight control services. These are major pieces of structure. So we have large potential awards being bid to some significant business jet platforms.

On the Tier 2 front, the things I described to Mike on the line had some 787, I’ll say, smaller assemblies that would be components of the fuselage. We also have some wing components that would be for some of the newer in-service commercial aircraft now. And so that’s kind of the summaries. I think our business now is being characterized by fewer large programs as opposed to many small programs, which you might be more familiar with, Mike, from being a long-term owner. So particularly in the commercial, it’s not like we have 50 bids that add up to a lot of money. We have under a dozen that we’re really concentrating on.

On the defense side, it’s kind of a different story in addition to the F-16 application and the T-38 application. We have characterized it for $1 million and under back in the day. But we’re very excited about some of these larger contracts again and to get us back in that business. It hasn’t been the case since the C-5 TOP program.

On the MRO side, we see some opportunities. We have bid opportunities with Sikorsky and with others, do more of the MRO type work that has been very successful for us on the current Black Hawk program. And finally, probably more exciting is not the commercial expense. And what I mentioned in my remarks was that we’ve built this company away from, I’ll say, the “me too” aerostructures company and our pod business. People come and see that pod business. It’s almost an OEM level of skill in terms of this complex integration, mechanical and electrical. So, we’re excited about our opportunities and we have many, many bid opportunities on the ISR balance pod market, which is really a growing market within the landscape. So, that’s kind of the color that I can provide.

<Q – Mike Potter – Monarch Capital Group LLC>: So, many bids outstanding for additional pod programs?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Yes, with current and new suppliers and new customers.

<Q – Mike Potter – Monarch Capital Group LLC>: Okay. Thanks, guys, I get – I’ll get back into the queue.

<A – Doug McCrosson – CPI Aerostructures, Inc.>: Thank you, Mike.

Operator: Thank you. [Operator Instructions] The next question is from Mark Jordan of Noble Financial. Please go ahead.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you. Follow up relative to, you know, you mentioned some of the bids you had outstanding that you could hear about literally in the coming months’ bidding. I guess, the prime bids supporting [indiscernible] (39:50) and A-10 replacement parts. On the guidance you gave today, are you including any unawarded new programs in those expectations?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: I don’t want to answer incorrectly. You garbled a little bit near the end. The 2015, are you saying do we need to win some of these contracts for our 2015?

<Q – Mark Jordan – Noble Financial Capital Markets>: Is there anything included in your current revenue estimate range for 2015 from these potential unawarded new business bids?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: What we do is we have a probability factor that goes into our estimate. But I can tell you that about 85%, 85% to a little over 85% of our 2015 top line guidance comes from the long-term contracts that we currently have and have a high expectation of follow-on business, that will generate that revenue. The balance will come from new wins, and if some of the higher dollar wins, that we carry at a, I’ll say, a lower probability happen, that’s where the upside comes from. But we certainly can’t predict that. And the way we’ve been here over the last couple of months is we’re really cautious about raising guidance until we have some real firm indication that these things are going to happen.

But yes, there’s a certain amount of new business for next year. Not a lot, certainly not by historic standards, it’s that 15% a lot. And so hopefully, we have good news at the end of the year, so the year ends and we can take 2015 at that time.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Final question for me. The A-10 program at a period of time was a very significant user of incremental capital. If you are to win some of these larger commercial jet operations, would there be a significant working capital, incremental working capital need if you’re successful of winning those structures?

<A – Doug McCrosson – CPI Aerostructures, Inc.>: I would say, yes. Some of these efforts are, I said, major structures of business aircraft in one case. Yes, they would require some working capital. Even the government work would require some investment in inventory and other items that would use cash during 2015 to generate good revenue streams in 2016 and the five years after.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you.

Operator: Thank you. [Operator Instructions] And it appears we have no further questions at this time. I would like to turn the floor back over to management for any closing remarks.

Douglas J. McCrosson, President, Chief Executive Officer & Director

Well, thank you. I’d like to thank all of you for participating in the call. Hopefully, we’ll see many of you at our November 24 Investor Day, and then again in early March when we announce our 2014 full year results. Thank you.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation